Exhibit 23.6

[Letterhead of Analysys International]

CONSENT OF ANALYSYS INTERNATIONAL

24th May, 2010

AutoNavi Holdings Limited

18/F, Daheng Scitech Mansion, South Section

No. 3 Suzhou Street

Haidian District

Beijing 100080

P.R. China

Ladies and Gentlemen:

Analysys International hereby consents to references to its name in the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) in relation to the initial public offering of AutoNavi Holdings Limited (the “Company”) to be filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”).

Analysys International further consents to inclusion of information, data and statements from the reports entitled “China 2010 In-Dash Navigation Map Market Report” (“ 2010” in Chinese), “China 2009 PND Navigation Market Report” (“ 2009” in Chinese), “China 2009 Internet Map Market Report” (“ 2009” in Chinese) and “Analysys International Expects the Number of GPS-Enabled Mobile Phones Shipped in China Will Reach 20 million in 2010” (“ 2000 ”) (collectively, the “Reports”) in the Company’s Registration Statement and SEC Filings, and citation of the Reports in the Company’s Registration Statement and SEC Filings.

Analysys International also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully

For and on behalf of Analysys International

/s/ Yi Liu /seal/
Name:
Title

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